Exhibit 10.20

Mr. Morad Sbahi

RE: Internal Offer

Dear Morad,

Airgain, Inc, (“Airgain” or “Company”) is pleased to offer you the opportunity to consider a new position as Chief Revenue Officer reporting to me.

Effective November 9, 2022, your annualized base salary will increase to $275,000.00, paid according to our regular pay periods and subject to applicable withholdings and taxes effective.

Your target annual incentive will remain 60% of your annualized base salary. For 2022, the calculation of your annual incentive will be prorated based on ten (10) months of your previous base salary and two (2) months at this new base salary. Consistent with Airgain’s annual incentive plan, all bonuses are discretionary based on company, individual, and/or team performance, and should not be considered guaranteed. The annual incentive period is January 1 - December 31 each calendar year, and bonuses payment, if any, are generally made in the first quarter of the year following the bonus period (e.g., 2022 bonuses, if any, would be paid in Q1 2023). Employees must be active employees in good standing at the time of payout to be eligible for the bonus payout. The Company also reserves the right to change or modify the bonus plan at any time.

In addition, subject to the approval of the Company’s Board of Directors (“Board”) or its designee, you will be eligible for an equity award that consists of an option to purchase 50,000 shares of Airgain common stock (“Stock Options”) and 50,000 time-based Restricted Stock Units (RSUs). The Stock Options and RSUs will be subject to the vesting schedule outlined in the Grant Agreements and terms and conditions of the Company’s applicable equity incentive plan under which the grants are awarded, and vesting is subject to your continued employment by the Company. The Stock Options and RSUs will be issued upon the approval of the Board or its designee.

This letter agreement amends your Employment Agreement dated as of February 18, 2021, between you and the Company (the “Employment Agreement”), to reflect the foregoing position and compensation changes. As a reminder, your employment with the Company continues to be “at will” which means that the employment relationship can be terminated at any time either by the employee or the Company, for any reason or for no reason. By accepting this new role, you fully understand that this at-will employment relationship cannot be altered, modified or amended in any way, except by the CEO and then only in writing. Except as specifically set forth in this letter agreement, the terms of your Employment Agreement remain unchanged and in full force and effect.

Morad, I am very enthusiastic about you assuming this newly created role. The offer requires formal approval by the Compensation Committee of the Board of Directors.

Sincerely,

/s/ Jacob Suen November 9, 2022

_____________________________________ ____________________________

Jacob Suen Date

President and CEO

Accepted by:

/s/ Morad Sbahi November 9, 2022

_____________________________________ ____________________________

Morad Sbahi Date